        Confidential Treatment has been requested for portions of this agreement. Those portions have been marked by [REDACTED].

                                                                    EXHIBIT 10.7

================================================================================

                    REVOLVING CREDIT AND TERM LOAN AGREEMENT

                                  BY AND AMONG

                           HI-TECH PHARMACAL CO., INC.

                                   [REDACTED]

                                       AND

                               FLEET NATIONAL BANK

                          DATED AS OF OCTOBER 23, 2002

================================================================================

                    REVOLVING CREDIT AND TERM LOAN AGREEMENT

     THIS AGREEMENT made as of the 23/rd/ day of October, 2002 by and among HI-TECH PHARMACAL CO., INC. (the "Company") and [Redacted] (the "Guarantor"), each a Delaware corporation, with its principal place of business at 369 Bayview Avenue, Amityville, New York 11701 and FLEET NATIONAL BANK, a national banking association, having a place of business located at 300 Broad Hollow Road, Melville, New York 11747 (the "Bank").

                              W I T N E S S E T H:

                             SECTION 1: DEFINITIONS

     1.1 Defined Terms: As used in this Agreement the following terms have the following meanings, unless the context otherwise requires:

           Accounts: shall mean those accounts arising out of the sale or lease of goods or the rendition of services by the Company or the Guarantor.

           Account Debtor: shall mean the person who is obligated on or under an Account.

           Acquisition: shall mean an acquisition by the Company or any Subsidiary by purchase of substantially all of the assets of [Redacted] pursuant to the Purchase Agreement.

           Advance or Advances: shall mean, collectively, all advances made pursuant to Section 2.2 hereof.

           Affiliate: shall mean a Person (1) which directly or indirectly controls, or is controlled by, or is under common control with the Company or the Guarantor, (2) which directly or indirectly beneficially owns or holds five (5%) percent or more of any class of voting stock of the Company or the Guarantor, or (3) five (5%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Company or the Guarantor. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

           Agreement: shall mean this Revolving Credit and Term Loan Agreement, as the same from time to time may be amended, supplemented or modified.

           Bank Obligations: shall mean all present and future obligations and Debt of the Company to the Bank under this Agreement, any other Loan Document or any other agreement, document, instrument or otherwise owing to the Bank, including, without limitation, the obligation to pay the Debt evidenced by the Notes, and the obligations to pay interest (including interest accruing subsequent to the commencement of bankruptcy, insolvency or similar proceedings with respect to the Company) and other fees, expenses, and charges from time to time owed hereunder or under any other Loan Document.

           Borrowing Base: shall mean 80% of Eligible Accounts.

           Borrowing Base Certificate: shall mean a certificate of the Company in the form of Exhibit C hereto setting forth the Company's calculation of the Borrowing Base.

           Business Day: shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in New York are authorized or required to close under the laws of New York, and, if the applicable day relates to a LIBOR Rate Loan or an interest period for a LIBOR Rate Loan, the day on which dealings in dollar deposits are also carried on in the London interbank market and banks are open for business in London.

           Capital Expenditures: shall mean for any period, the aggregate amount of all payments made by any Person directly or indirectly for the purpose of acquiring, constructing or maintaining fixed assets, real property or equipment which, in accordance with GAAP, would be added as a debit to the fixed asset account of such Person, including, without limitation, all amounts paid or payable with respect to Capitalized Lease Obligations and interest which are required to be capitalized in accordance with GAAP.

           Capitalized Lease Obligations: shall mean as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

           CERCLA: shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., as amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

           Collateral: shall mean the collateral as described in Section 8.2 hereof.

           Debt: shall mean (1) indebtedness or liability for borrowed money or for the deferred purchase price of property or services (including trade obligations); (2) obligations as lessee under capital leases; (3) current liabilities in respect of unfunded vested benefits under any Plan; (4) obligations under letters of credit issued for the account of any Person; (5) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; and (6) obligations secured by any Lien on property owned by the Person, whether or not the obligations have been assumed.

           Default: shall mean any of the events specified in Section 7.1 hereof, whether or not any requirement for notice or lapse of time or any other condition has been satisfied.

           Determination Date: shall mean the last day of each fiscal quarter of each fiscal year.

           EBITDA: shall mean for any period, the sum of (i) net income (less extraordinary gains from the sale or disposition of assets), (ii) Interest Expense, (iii) depreciation and amortization and (iv) Federal, state and local income taxes for such period, computed in accordance with GAAP.

           Eligible Accounts: shall mean at the time of computation the aggregate amount of the outstanding Accounts of the Company and the Guarantor in which the Bank has a first priority perfected security interest (adjusted with respect to credits and returned merchandise) less the amount of Ineligible Accounts and any reserves established by the Bank.

           Environmental Laws: shall mean all environmental, health and safety laws, rules and regulations, and ordinances, including, without limitation: (i) CERCLA and all other federal, state and local rules and regulations, ordinances, decrees, criteria and guidelines, and all other similar documents and instruments of all courts and Governmental Authorities, bureaus and agencies, whether issued by environmental regulatory agencies or otherwise, and (ii) all federal, state and local laws, regulations, resolutions, ordinances and decrees, in each case relating to Environmental Matters.

           Environmental Liability: shall mean any liability of a Person to any other Person under Environmental Laws and Regulations and under any other applicable law relating to any Environmental Matter, and, including, without limitation, any liability for the costs of any investigation, clean-up or other remedial action with respect to or in connection with any Environmental Matter.

           Environmental Matter: shall mean a release caused by the seeping, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other toxic or chemical substance, pollutant or contaminant into the environment or the generation, treatment, storage or disposal of any toxic or hazardous wastes or other chemical substance, pollutant or contaminant.

           Environmental Proceeding: shall mean any judgment, action, proceeding or investigation (including, without limitation, any federal or state investigation evaluating whether any remedial action is needed to respond to an Environmental Matter) pending before any court or Governmental Authority, bureau or agency, including, without limitation, any environmental regulatory agency or body, with respect to or threatened against or affecting the assets or liability of a Person, including, without limitation, in respect of any "facility" owned, leased or operated under CERCLA or under each other Environmental Law in connection with any Environmental Matter.

           ERISA: shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

           ERISA Affiliate: shall mean any trade or business (whether or not incorporated) which together with the Company or the Guarantor would be treated as a single employer under Section 4001 of ERISA.

           Event of Default: shall mean any of the events specified in Section
7.1 hereof, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

           Fluctuating Rate Loans: shall mean any Loan bearing interest based on the Prime Rate.

           GAAP: shall mean generally accepted accounting principles as from time to time in effect, including the official interpretations thereof by the Financial Accounting Standards Board, consistently applied.

           Governmental Authority: shall mean any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof or any court or arbitrator.

           Guarantee: shall have the meaning assigned in Section 4.1(e) hereof.

           Guarantor: shall mean [Redacted], a Delaware corporation.

           Ineligible Accounts: shall mean the following described Accounts of the Company or the Guarantor and any other Accounts which are not reasonably satisfactory to the Bank for credit or any other reason:

                        (i) Any Account which has remained unpaid for more than ninety (90) days from invoice date.

                        (ii)    Any Account with respect to which a
representation or warranty contained in the a Security Agreement is not, or does not continue to be, true and accurate, including, without limitation, any Account subject to a setoff.

                        (iii) Any Account with respect to which the Company or the Guarantor has extended the time for payment without the consent of the Bank beyond ninety (90) days from invoice date.

                        (iv) Any Account as to which any one or more of the following events occurs: an Account Debtor shall die or be judicially declared incompetent; a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect, shall be filed by or against an Account Debtor; an Account Debtor shall make any general assignment for the benefit of creditors; a receiver or trustee, including, without limitation, a "custodian," as defined in the Federal Bankruptcy Code, shall be appointed for an Account Debtor or for any of the assets of an Account Debtor; any other type of insolvency proceeding with respect to an Account Debtor (under the bankruptcy laws of the United States or otherwise) or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, an Account Debtor shall be instituted; all or any material part of the assets of an Account Debtor shall be sold, assigned, or transferred; an Account Debtor shall fail to pay its debts as they become due; or an Account Debtor shall cease doing business as a going concern.

                        (v) All Accounts owed by an Account Debtor owing Accounts classified as ineligible under any criterion set forth in any of subsections (i) through (iv) above, if the outstanding dollar amount of such ineligible accounts are equal to or greater than 50% of the total dollar amount of Accounts due from such Account Debtor.

                        (vi) All Accounts owed by an Account Debtor if Company, the Guarantor, or any Person who, or entity which, directly or indirectly controls the Company or the Guarantor or is controlled by the Company or the Guarantor, either owns in a whole or a material part, or directly or indirectly controls, such Account Debtor.

                        (vii) Any Account which is unenforceable against the Account Debtor for any reason.

                        (viii) Any Account which is an Instrument, Document, or Chattel Paper or which is evidenced by a note, draft, trade acceptance, or other instrument for the payment of money where such Instrument, Document, Chattel paper, note draft, trade acceptance, or other instrument has not been endorsed and delivered by the Company or the Guarantor to the Bank.

           Installment Payment Date: shall mean any date on which all or any portion of the principal amount of the Term Loan is due and payable.

           Interest Period: shall mean any period during which a Loan bears interest as a LIBOR Rate Loan as elected by the Company in accordance with the terms of this Agreement.

           (a) If any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless such Interest Period is with respect to a LIBOR Rate Loan and the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

           (b)  No Interest Period shall extend beyond a stated Maturity Date.

           (c) No portion of the Term Loan shall be continued as or converted into a LIBOR Rate Loan with an Interest Period which extends beyond an Installment Payment Date if, after giving effect to the continuation or conversion of such LIBOR Rate Loan, the amount payable on any Installment Payment Date would exceed the sum of (i) the aggregate principal amount of the outstanding portion of the Term Loan constituting LIBOR Rate Loans with Interest Periods ending prior to such Installment Payment Date and (ii) the aggregate outstanding portion of the Term Loan constituting Fluctuating Rate Loans.

           LIBOR Rate: shall mean, as applicable to any LIBOR Rate Loan, the rate per annum as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such LIBOR Rate Loan which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two Business Days preceding the first day of such LIBOR Rate Loan; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upward, if necessary to the nearest one hundred-thousandth of a percentage point) determined on the basis of offered rates for deposits in US dollars for a period of time comparable to such LIBOR Rate Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two Business Days preceding the first day of such LIBOR Rate Loan as selected by the Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Rate Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two Business Days preceding the first day of such LIBOR Rate Loan. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Rate Loan cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. "Reserve Percentage" shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against "Euro-currency Liabilities" as defined in Regulation D.

           LIBOR Rate Loan: shall mean a Loan bearing interest at a LIBOR based rate.

           Lien: shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention or trust agreement, any lease in the nature thereof, and the filing or recording of or agreement to give any financing statement or other document to be filed or recorded under the Uniform Commercial Code of any jurisdiction.

           Loan or Loans: shall mean, collectively, the Advances and the Term Loan.

           Loan Documents: shall mean the Notes, the Guarantee, the Security Agreements, Letter of Credit Application and Agreement, Master Agreement, UCC-1 financing statements and UCC-3 amendments thereto, the Master Agreement and any other documents executed by or on behalf of the Company or the Guarantor in connection herewith or therewith.

           Master Agreement: shall mean that certain ISDA Master Agreement dated as of February 2, 2000 entered into between the Company and the Bank.

           Material Adverse Change: shall mean a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of the Company, the Guarantor or the Collateral, in each case as determined by the Bank in its sole discretion.

           Maturity Date: shall mean the date that all or a portion of the outstanding principal balance of a Loan is due and payable pursuant to the terms hereof which shall include without limitation the Termination Date, each Installment Payment Date and the final maturity date of the Term Loan.

           Multiemployer Plan: shall mean a Plan described in Section 4001(a)(3) of ERISA which covers employees of the Company, the Guarantor or an ERISA Affiliate.

           Note or Notes: shall mean, collectively, the Revolving Credit Note and the Term Note.

           Officers' Certificate: shall mean a certificate signed in the name of the Company or the Guarantor by its President, or one of its Vice Presidents, and by its Treasurer or Secretary.

           PBGC: shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

           Person: shall mean and include an individual, a partnership, a firm, a corporation, a trust, a joint venture, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

           Plan: shall mean any plan referred to in Section 4021(a) of ERISA in respect of which the Company, the Guarantor or an ERISA Affiliate is an "employer" or a "substantial employer" as said terms are defined in Sections 3(5) and 4001(a)(2) of ERISA, respectively.

           Post Default Rate: shall mean at any time a rate of interest equal to four (4%) percent per annum in excess of the otherwise applicable rate.

           Prime Rate: shall mean the variable per annum rate of interest so designated from time to time by the Bank as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the Prime Rate shall take place immediately without notice or demand of any kind.

           Prohibited Transaction: means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

           Purchase Agreement: means that certain agreement dated the date of the Acquisition by and among the Company, the Guarantor and [Redacted]

           Reportable Event: shall mean any of the events set forth in Section 4043(b) of ERISA.

           Requirement of Law: shall mean, with respect to any Person, articles of organization, the certificate of limited partnership, partnership agreement, charter and by-laws, or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon or affecting any such Person or any of its property or to which such Person or any of its property is subject.

           Revolving Credit Commitment: shall mean the obligation of the Bank to make Revolving Credit Loans to the Company and issue letters of credit for the benefit of the Company during the Revolving Credit Commitment Period pursuant to the terms hereof as such commitment is described in Section 2.2 hereof and is subject to reduction in accordance with the terms hereof.

           Revolving Credit Commitment Period: shall mean the period from and including the date hereof to, but not including, the Termination Date or such earlier date as the Revolving Credit Commitment shall terminate as provided herein.

           Revolving Credit Note: shall have the meaning assigned in Section 2.3 hereof.

           Security Agreements: shall have the meaning assigned in Section 4.1(b) hereof.

           Subsidiary: shall mean any corporation, association, partnership, joint venture or other business entity of which the Company or the Guarantor, directly or indirectly, either (a) in respect of a corporation, owns or controls 50% or more of the outstanding stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether or not a class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of an association, partnership, joint venture or other business entity, either (i) owns 50% or more of the ownership interests therein or (ii) is otherwise entitled to share in 50% or more of the profits and losses, however determined.

           Tangible Net Worth: shall mean, at any date, the net book value of assets of the Company and the Guarantor on a consolidated basis (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits, goodwill and other intangible assets classified as such in accordance with GAAP) after all appropriate adjustments in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) plus Debt subordinated to the Bank on terms satisfactory to the Bank less liabilities of the Company and the Guarantor, in each case computed in accordance with GAAP.

           Taxes: shall mean any federal, state, local or foreign income, sales, use, transfer, payroll, personal, property, occupancy, franchise or other tax, levy, impost, fee, imposition, license fee, assessment or similar charge, together with any interest or penalties thereon.

           Term Loan: shall mean the term loan referred to in Section 2.6 hereof.

            Term Note: shall mean have the meaning assigned in Section 2.7 hereof.

            Termination Date:  shall mean October 21, 2005.

        1.2 Accounting Terms: Each accounting term not defined in this Agreement, and each accounting term partly defined in this Agreement, to the extent not defined, shall have the meaning given to it under GAAP consistently applied.

                      SECTION 2: AMOUNT AND TERMS OF LOANS

        2.1 Loans: Subject to the terms and conditions of this Agreement, the Bank agrees to make Loans to the Company, whether Advances or Term Loans, as provided for herein.

        2.2 Revolving Credit Commitment: Subject to the terms and conditions hereof, the Bank agrees to extend credit to the Company (a) by making loans (each such loan being hereinafter called an "Advance") to the Company from time to time during the Revolving Credit Commitment Period provided not more than $3,000,000 of such Advances may be utilized to fund the Acquisition, or (b) by issuing Letters of Credit for the Company up to an aggregate stated amount at any one time outstanding of One Hundred Thousand and 00/100 ($100,000.00) Dollars pursuant to Section 2.4(b) hereof during the Revolving Credit Commitment Period provided that at any time the sum of (i) the aggregate principal amount of the Advances plus (ii) the aggregate stated amount of the Letters of Credit shall not exceed at any one time outstanding the lesser of (y) Eight Million and 00/100 ($8,000,000.00) Dollars or (z) the Borrowing Base (the "Revolving Credit Commitment"). During the Revolving Credit Commitment Period, the Company may use the Revolving Credit Commitment by borrowing, paying and prepaying in whole or in part and reborrowing, in accordance with the terms and conditions hereof.

        2.3 Revolving Credit Note: The Advances made by the Bank pursuant to
Section 2.2 hereof shall be evidenced by a promissory note of the Company, payable to the order of the Bank, substantially in the form of Exhibit A hereto, with blanks appropriately completed (the "Revolving Credit Note") representing the obligation of the Company to pay the lesser of (a) the Revolving Credit Commitment or, (b) the aggregate unpaid amount of all Advances made by the Bank plus interest. The Revolving Credit Note shall bear interest on the unpaid principal balance thereof from time to time outstanding at a rate per annum to be elected by the Company in accordance with the notice provisions set forth in
Section 2.4 hereof, and in the case of LIBOR Rate Loans for the Interest Periods of one, two, three or six months as therein specified, equal to either (1) the LIBOR Rate plus 1.50%, or (2) the Prime Rate (which interest rate will change when and as the Prime Rate changes). In all cases interest shall be computed on the basis of a 360-day year for actual days elapsed and shall be payable as provided in Section 2.8(a) hereof. After any stated or accelerated maturity, the Revolving Credit Note shall bear interest at the Post Default Rate. The Revolving Credit Note shall be dated the date of this Agreement, be payable to the order of the Bank and be stated to mature on the Termination Date. The Bank is hereby irrevocably authorized by the Company to enter on the schedule attached to the Revolving Credit Note the amount of each Advance made by it, each payment thereon, and the other information provided for on such schedule; provided, however, that the failure to make any such entry with respect to any Advance shall not limit or otherwise affect the obligation of the Company to repay the same and, in all events, the principal amount owing by the Company in respect to the Revolving Credit Note shall be the aggregate amount of all Advances made by the Bank less all payments of principal thereon made by the Company. The Bank may attach one or more continuations to such schedule as and when required. The aggregate unpaid principal balance of the Advances set forth on the schedule attached to its Revolving Credit Note shall be presumptive evidence of the principal amount owing and paid thereon.

        2.4   Procedure for Borrowing; Letters of Credit:

              (a) Borrowing. The Company may borrow under the Revolving Credit Commitment during the Revolving Credit Commitment Period on any Business Day by giving the Bank irrevocable notice of a request for an Advance hereunder at least one (1) Business Day but no more than four (4) Business Days before a proposed borrowing, or at least three (3) Business Days but no more than four
(4) Business Days if the Advance will be a LIBOR Rate Loan, or continuation, setting forth (i) the amount of the Loan request, which shall, in the case of LIBOR Rate Loans, not be less than Two Hundred Fifty Thousand ($250,000.00) Dollars and integral multiples of One Hundred Thousand ($100,000.00) Dollars in excess thereof, and, in the case of Fluctuating Rate Loans, not be less than One Hundred Thousand ($100,000.00) Dollars and integral multiples of One Hundred Thousand ($100,000.00) Dollars in excess thereof, (ii) whether the Advance shall be a Fluctuating Rate Loan or a LIBOR Rate Loan, (iii) the requested Interest Period commencement date, and (iv) the length of the Interest Period therefor which shall not extend beyond the Termination Date. Such notice shall be written (including, without limitation, via facsimile transmission) and shall be sufficient if received by 1:00 p.m. on the date on which such notice is to be given. Unless notification is otherwise furnished by the Company to the Bank (in a manner consistent with the requirements of this Section 2.4), Loans will be made by credits to the Company's demand deposit account maintained with the Bank upon compliance with the requirements of this Agreement. If the Company furnishes such notice but no election is made as to the Interest Period to be applicable thereto, the Loan will automatically then be made as a Fluctuating Rate Loan until such required information is furnished pursuant to the terms hereof.

              (b) Letters of Credit. Subject to the limitations of Section 2.2(b) hereof and as herein provided, the Company may from time to time during the Revolving Credit Commitment Period, upon one day's notice, request the issuance by the Bank, for the account of the Company, of Letters of Credit.

                  (i) Letter of Credit Fees. Each Letter of Credit shall be issued by the Bank upon receipt and processing of the Bank's normal letter of credit application provided that the Bank need not issue any Letter of Credit that would extend beyond the Termination Date or has a stated amount of less than Ten Thousand ($10,000.00) Dollars. Letters of Credit issued hereunder shall be utilized for the import of raw materials or inventory and shall have terms of no more than 180 days. The Company shall pay to the Bank, upon issuance of the Letter of Credit, a letter of credit commission in the amount of one (1%) percent per annum of the stated amount of the Letter of Credit calculated to the expiration date of the Letter of Credit plus the Bank's standard processing fees from time to time in effect.

                  (ii) Reimbursement. In the event the Bank makes payment to the beneficiary of any Letter of Credit in accordance with the terms thereof, the Company agrees to reimburse the Bank therefor on the same day such payment is made, all as more fully set forth in, and subject to the terms and conditions of, any applicable Letter of Credit Application and Agreement, each of which Letter of Credit Application and Agreement is fully incorporated herein by reference thereto.

        2.5 Commitment Fee: The Company agrees to pay to the Bank a commitment fee on the average daily unused portion of the Revolving Credit Commitment specified in Section 2.2 (y) from the date hereof until the Termination Date at the rate of 1/8 of 1% per annum, payable quarterly in arrears on the first day of each calendar quarter during the Revolving Credit Commitment Period commencing January 1, 2003 to and including the Termination Date.

        2.6 Term Loan: Subject to the terms and conditions hereof, the Bank agrees to make a term loan (the "Term Loan") to the Company on the date of satisfaction of the conditions precedent contained in Section 4.2 hereof but no later than November 15, 2002 in the principal amount of Eight Million and 00/100 ($8,000,000.00) Dollars to partially fund the Acquisition. The Term Loan shall bear interest at a rate per annum to be elected by the Company upon the making of the Term Loan and continued or converted in accordance with the requirements of Section 2.8 hereof, equal to (y) the Prime Rate in effect from time to time or (z) the LIBOR Rate for a one month Interest Period plus 1.75% which, at the Company's option, may be swapped into a fixed rate equivalent in accordance with the Master Agreement.

        2.7 Term Note: The Term Loan shall be evidenced by a promissory note of the Company substantially in the form of Exhibit B hereto with appropriate insertions (the "Term Note") payable to the order of the Bank and dated the date of the Term Loan. The principal amount of the Term Note shall be payable in sixty (60) consecutive monthly installments, the first fifty-nine (59) of which shall be in an amount equal to $133,333.00 each, and the final installment to be in the amount equal to the then unpaid principal balance, payable on the first day of each month commencing December 1, 2002 until November 1, 2007 when the entire unpaid principal balance of the Term Note together with all interest accrued and unpaid shall be paid in full. In all cases, interest shall be computed on the basis of a 360 day year for actual days elapsed and shall be payable as provided in Section 2.9(a) hereof. After any stated or accelerated maturity thereof, the Term Note shall bear interest at the Post Default Rate.

        2.8 Continuation and Conversion of Loans: The Company shall have the right at any time on prior irrevocable written notice to the Bank (i) to continue any Loan into a subsequent Interest Period and (ii) to convert any Loan into another type of Loan permitted by this Agreement (specifying, in the case of LIBOR Rate Loan, the Interest Period to be applicable thereto), subject to the following:

             (a) in the case of a conversion of less than all of the outstanding Loans, the aggregate principal amount of Loans converted shall not be less than the minimum amounts and multiples thereof specified in Section 2.4(a) hereof; and

             (b) no Loan (other than a Fluctuating Rate Loan) shall be converted at any time other than at the end of an Interest Period applicable thereto.

             (c) any Loan or the Term Loan, if the interest rate has been swapped into a fixed rate equivalent, may not be converted into another type of Loan unless the Company has complied with and paid any sums due pursuant to the Master Agreement.

             (d) any portion of a LIBOR Rate Loan maturing or required to be prepaid in less than one month may not be converted into or continued as a LIBOR Rate Loan.

        In the event that the Company shall not give notice to continue a Loan into a subsequent Interest Period, such Loan (unless prepaid) shall automatically be converted into a Fluctuating Rate Loan. The Interest Period resulting from a conversion shall be specified by the Company in the irrevocable notice delivered by the Company pursuant to this Section and Section 2.4 hereof; provided, however, that, if such notice does not specify the Interest Period to be applicable thereto, the Loan shall automatically be converted into, or continued as, as the case may be, a Fluctuating Rate Loan until such required information is furnished pursuant to the terms hereof. Notwithstanding anything to the contrary contained above, if an Event of Default shall have occurred and is continuing, no Loan may be continued into a subsequent Interest Period and no Fluctuating Rate Loan may be converted into a Fixed Rate Loan.

       2.9   Payments:

             (a) Interest accrued on each Loan shall be payable, in arrears without duplication, on:

                  (i) the Maturity Date of such Loan (excluding any Installment Payment Date unless interest would otherwise be payable on such Installment Payment Date pursuant to subsections (ii) - (vi) below);

                  (ii) with respect to any portion of any Loan repaid or prepaid pursuant to this Agreement, the date of such repayment or prepayment, as the case may be;

                  (iii) the first day of each month, commencing with the first such date following the date of the making of the Loans; and

                  (iv) with respect to that portion of the outstanding principal amount converted into Fluctuating Rate Loans or Fixed Rate Loans on a day when interest would not otherwise have been payable pursuant to Section 2.9(a)(iii), the date of such conversion.

              (b) All payments (including prepayments) to be made by the Company on account of principal or interest with respect to any Loan or on account of fees or any other obligations of the Company to the Bank hereunder shall be charged to a demand deposit account maintained by the Company with the Bank. If any payment to be so made hereunder, or under a Note, becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, to the extent permitted by applicable law, interest thereon shall be payable at the then applicable rate during such extension.

              (c) If the entire amount of any required principal and/or interest payment is not paid in full within ten (10) days after the same is due, the Company shall pay to the Bank a late fee equal to three (3%) percent of the required payment.

              (d) All payments shall be made by the Company to the Bank at the address set forth in Section 9.13(b) hereof or such other place as the Bank may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

              (e) All payments shall be applied first to the payment of all fees, expenses and other amounts due to the Bank (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after default, payments will be applied to the obligations of the Company to the Bank as the Bank determines in its sole discretion.

      2.10 Interest: (a) The Company shall give irrevocable written notice to the Bank of its election of interest rate options upon the time period set forth in and containing the information required by Section 2.4(a) hereof.

              (b) The interest rate applicable to the Note, while a fluctuating rate is in effect, shall change when and as the Prime Rate is changed, and any such change in the Prime Rate shall become effective on the day on which such change is adopted.

              (c) Interest on the Loans and any Commitment Fee shall be computed on the basis of a year of three hundred sixty (360) days for actual days elapsed (including the first but excluding the last) occurring in the period for which payable.

              (d) If all or a portion of the principal or interest of any Loan shall not be paid when due (whether at the stated or any accelerated maturity of such Loan) or if any fee or other amount due hereunder shall not be paid when due, the Company's right to select pricing options shall cease, all Loans, and such interest, fee or amount due hereunder, to the extent permitted by applicable law, shall bear interest (payable on demand, and in any event on the first day of each month, and computed daily on the basis of a 360-day year for actual days elapsed) at the Post Default Rate.

              (e) All agreements between the Company and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Notes or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the Notes exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Notes shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Company and the Bank in the execution, delivery and acceptance of the Notes to contract in strict compliance with the laws of the State of New York from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between the Company and the Bank.

      2.11 Prepayments; Indemnities: (a) Optional Prepayment. Subject to the provisions of (c) below, the Company may at its option at any time or from time to time prepay a Loan in whole or in part, without premium or penalty, upon at least one (1) Business Day prior written notice to the Bank specifying the date and the amount of prepayment. Partial prepayments shall be in the amount of One Hundred Thousand and 00/100 ($100,000.00) Dollars or an integral multiple thereof and each prepayment shall be made together with interest accrued thereon to and including the date of prepayment. The Company may not prepay any Loan (other than a Fluctuating Rate Loan) prior to the last day of the Interest Period therefor. Any partial prepayment of the Term Loan shall be applied to the last maturing installments in inverse order of their respective maturities.

              (b) Mandatory Prepayment. If, at any time, the aggregate outstanding principal balance of the outstanding Advances exceeds the Borrowing Base, within three (3) days of the first day there exists such excess, the Company shall make payment to the Bank in an amount equal to such excess, together with any amounts payable pursuant to the provisions of paragraph (c) below in connection therewith. Such payment shall be applied to reduce the aggregate unpaid principal balance of the Advances then outstanding.

              (c) Indemnity: All Prepayments. The Company may prepay a LIBOR Rate Loan only upon at least three (3) Business Days prior written notice to the Bank (which notice shall be irrevocable), and any such prepayment shall occur only on the last day of the Interest Period for such LIBOR Rate Loan. The Company shall pay to the Bank, upon request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost, or expense incurred as a result of: (i) any payment of a LIBOR Rate Loan on a date other than the last day of the Interest Period for such Loan; (ii) any failure by the Company to borrow a LIBOR Rate Loan on the date specified by the Company's written notice; (iii) any failure by the Company to pay a LIBOR Rate Loan on the date for payment specified in the Company's written notice. Without limiting the foregoing, the Company shall pay to the Bank a "yield maintenance fee" in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made, shall be subtracted from the LIBOR in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the Fixed Rate Election as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to the Bank upon the payment of a LIBOR Rate Loan. Each reference in this paragraph to "Fixed Rate Election" shall mean the election by the Company of the LIBOR Rate. If by reason of an Event of Default, the Bank elects to declare the Note to be immediately due and payable, then any yield maintenance fee with respect to a LIBOR Rate Loan shall become due and payable in the same manner as though the Company had exercised such right of prepayment.

     If by reason of an Event of Default the Bank elects to declare a Note to be immediately due and payable, then any amounts due pursuant hereto shall become due and payable in the same manner as though the Company had exercised such right of prepayment. In connection with any prepayment, the Company will also comply with and pay any sums due pursuant to the terms of the Master Agreement.

     A certificate as to any additional amounts payable pursuant to this Section
2.11 setting forth the basis and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by the Bank set forth therein if made reasonably and in good faith. The Company shall pay any amounts so certified to it by the Bank within ten (10) days of receipt of any such certificate. For purposes of this Section 2.11, all references to the "Bank" shall be deemed to include any participant in the Revolving Credit Commitment and/or the Term Loan.

     2.12 Regulatory Capital Requirements: If any existing or future law, regulation, or guideline or the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof, or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, imposes, modifies, deems applicable or results in the application of any capital maintenance, capital ratio or similar requirement against loan commitments made by the Bank (or participations therein) or the Bank in anticipation of the effectiveness of any capital maintenance, capital ratio or similar requirement takes reasonable action to enable itself to comply therewith, and the result thereof is to impose upon the Bank or increase any capital requirement applicable as a result of the making or maintenance of the Revolving Credit Commitment or participations therein (which imposition of or increase in capital requirements may be determined by the Bank's reasonable allocation of the aggregate of such capital impositions or increases) then, within fifteen (15) days after demand by the Bank, the Company shall immediately pay to the Bank from time to time as specified by the Bank additional fees which shall be sufficient to compensate the Bank for such impositions of or increase in capital requirements, together with interest on each such amount from fifteen (15) days after the date demanded until payment in full thereof at the Post Default Rate. A certificate setting forth in reasonable detail the computation of the amounts necessary to compensate the Bank as a result of an imposition of or increase in capital requirements submitted by the Bank to the Company shall be conclusive, absent manifest error or bad faith, as to the amount thereof.

     2.13 Increased Costs. If the Bank determines that the effect of any applicable law or government regulation, guideline or order or the interpretation thereof by any Governmental Authority charged with the administration thereof (such as, for example, a change in official reserve requirements which the Bank is required to maintain in respect of loans or deposits or other funds procured for funding such loans) is to increase the cost to the Bank of making or continuing Loans hereunder or to reduce the amount of any payment of principal or interest receivable by the Bank thereon, then the Company will pay to the Bank on demand such additional amounts as the Bank may determine to be required to compensate the Bank for such additional costs or reduction. Any additional payment under this Section will be computed from the effective date at which such additional costs have to be borne by the Bank. A certificate as to any additional amounts payable pursuant to this Section 2.13 setting forth in reasonable detail the basis and method of determining such amounts shall be conclusive, absent manifest error, as to the determination by the Bank set forth therein if made reasonably and in good faith. The Company shall pay any amounts so certified to it by the Bank within ten (10) days of receipt of any such certificate. For purposes of this Section 2.13 all references to a "Bank" shall be deemed to include any participant in the Bank's Revolving Credit Commitment and/or the Loans.

     2.14 Change in Legality: (a) Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for the Bank to make or maintain any LIBOR Rate Loan, then, by written notice to the Company, the Bank may:

                  (i) declare that LIBOR Rate Loans will not thereafter be made by the Bank hereunder, whereupon the Company shall be prohibited from requesting LIBOR Rate Loans from the Bank hereunder unless such declaration is subsequently withdrawn; and

                  (ii) require that all outstanding LIBOR Rate Loans made by it be converted to Fluctuating Rate Loans, in which event (x) all such Revolving Credit Loans made by the Bank shall be automatically converted to Fluctuating Rate Loans as of the effective date of such notice as provided in paragraph (b) below and (y) all payments and prepayments of principal which would otherwise have been applied to repay the converted LIBOR Rate Loans shall instead be applied to repay the Fluctuating Rate Loans resulting from the conversion of such Revolving Credit Loans.

            (b) For purposes of this Section 2.14, a notice to the Company by the Bank pursuant to paragraph (a) above shall be sent and deemed effective in accordance with the provisions of Section 9.13 hereof and (ii) for purposes of this Section 2.14 all references to a "Bank" shall be deemed to include any participant in the Bank's Revolving Credit Commitment and/or the Loans.

       2.15 Termination of Letter of Credit Obligations: Notwithstanding anything to the contrary herein, if any restriction is imposed on the Bank (including without limitation any change in or limitation upon letters of credit) which would prevent the Bank from issuing Letters of Credit or maintaining its obligation to issue Letters of Credit then the Bank may, by notice to the Company in writing, terminate such obligations hereunder.

       2.15 Mandatory Payment; Drawings: The Company is obligated, and hereby unconditionally agrees to pay immediately to the Bank an amount equal to any drawing on a Letter of Credit on the date of such drawing. If the Company shall fail to make any such payment to the Bank the payment made by the Bank under any such Letter of Credit shall immediately constitute, without necessity of further act or evidence, an Advance repayable on demand.

       2.16 Use of Proceeds: The Company hereby covenants and agrees that the proceeds of the initial Advance will be used to repay in full, on the date hereof, indebtedness outstanding under the revolving credit agreement between the Company and the Bank dated February 2, 2000, which facility shall then be canceled, and thereafter for working capital support provided that up to $3,000,000 of the Advances may be used to partially pay the purchase price of the Acquisition pursuant to the Purchase Agreement. Proceeds of the Term Loan will be used to pay the purchase price of the Acquisition pursuant to the Purchase Agreement.

                           SECTION 3: REPRESENTATIONS

       In order to induce the Bank to enter into this Agreement and to make the Loans herein provided for the Company and the Guarantor each hereby represents and warrants to the Bank that:

       3.1 Subsidiaries: Set forth on Schedule 3.1 hereto is a list setting forth the name, state of incorporation and percentage ownership of each Subsidiary of the Company and the Guarantor on the date hereof. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the corporate power to own its assets and to transact the business in which it is presently engaged and as proposed to be conducted and, except as set forth on Schedule 3.1, is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or the transaction of its business makes such qualification necessary.

       3.2 Corporate Existence: The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to own its assets and to transact the business in which it is presently engaged and as proposed to be conducted and, except as set forth on Schedule 3.2, is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or the transaction of its business makes such qualification necessary.

       3.3 Corporate Authority: The execution, delivery and performance of this Agreement, the borrowings hereunder and the execution and delivery of the Loan Documents and all other documents executed in connection with this Agreement by the Company and the Guarantor have been duly authorized by all requisite corporate action. No consent or approval of stockholders or consent, approval, license or authorization of, or registration or declaration with, any governmental or administrative authority, instrumentality, bureau or agency is required as a condition to the execution, delivery, validity or enforceability of this Agreement or the other Loan Documents.

       3.4 Binding Agreements: This Agreement and the other Loan Documents constitute the valid and legally binding obligations of the Company and the Guarantor, as applicable, enforceable in accordance with their respective terms except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights.

       3.5 Litigation: Except as set forth on Schedule 3.5 hereto, there are no actions, suits, proceedings or investigations pending or, to the best knowledge of the Company or the Guarantor, threatened by or against the Company or the Guarantor at law or in equity (whether or not purportedly on behalf of the Company or the Guarantor) before or by any Federal or state court, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which (x) call into question the enforceability or validity of, or (y) individually or together with such actions, suits, proceedings and investigations, if adversely determined, would, in the aggregate, cause a Material Adverse Change, or the ability of the Company or the Guarantor to perform their respective obligations under this Agreement or any Loan Document. To the best of its knowledge, neither the Company nor the Guarantor is in default with respect to any order, decree or judgment of any court, arbitrator or Governmental Authority, bureau or agency.

       3.6 No Conflicting Law or Agreements: There is no charter, by-law or provision of any preferred stock of the Company or the Guarantor and no provision of any existing mortgage, indenture, contract, shareholder agreement or other agreement binding on the Company or the Guarantor or affecting their respective properties, nor is there any existing statute, rule, regulation, judgment, decree or order applicable to the Company or the Guarantor binding thereon or affecting the property thereof which would conflict with, result in a breach of or constitute a default thereunder or in any way prevent the execution, delivery, or carrying out of the terms of this Agreement or the Loan Documents, or which would result in the creation or imposition of, or the obligation to create, any Lien upon the property thereof. Neither the Company nor the Guarantor is a party to any contract or agreement or subject to any charge or other corporate restriction which materially adversely affects its business, property, assets or financial condition.

       3.7 No Authorization: No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Company or the Guarantor of this Agreement or any other of the Loan Documents.

       3.8 Compliance with Applicable Laws: Neither the Company nor the Guarantor is in default under any judgment, order, writ, injunction, decree or decision of any Governmental

Authority applicable to the Company or the Guarantor. The Company and the Guarantor are in compliance in all material respects with all statutes rules, regulations and guidelines of all Governmental Authorities including, but not limited to, the Food and Drug Administration, the Federal Trade Commission and the Consumer Product Safety Commission.

       3.9 Governmental Regulations: Neither the Company nor the Guarantor is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, and neither the Company nor the Guarantor is subject to any statute or regulation which prohibits or restricts the incurrence of Debt for borrowed money under this Agreement or the Notes, including, without limitation, statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

       3.10 Federal Reserve Regulations; Use of Proceeds: Neither the Company nor the Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended ("Margin Stock"). No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose with violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

       3.11 Contingent Liabilities: Except as indicated on Schedule 3.11 hereto, neither the Company nor the Guarantor is liable, directly or indirectly, in connection with the obligations, stock or dividends of any other Person, whether by guarantee, endorsement, agreement to supply or advance funds, agreement to purchase or repurchase goods or services whether or not such goods or services are actually acquired, or otherwise.

       3.12  Financial Condition:

             (a) The financial statement of the Company including the balance sheet of the Company as of April 30, 2002 together with the related statements of income, retained earnings and cash flows for the fiscal year then ended audited by Eisner LLP, CPAs and the interim financial statements of the Company including the balance sheet of the Company as of July 31, 2002 together with the related statements of income, retained earnings and cash flows for the period then ended certified by the chief financial officer of the Company and delivered to the Bank, are complete and correct and fairly present the financial condition of the Company, and the results of the Company's operations as of the dates and for the periods referred to and have been prepared in accordance with GAAP consistently applied throughout the periods involved. There has been no Material Adverse Change since the dates of said financial statements.

             (b) The Company is Solvent, as hereinafter defined, and immediately after giving effect to the Acquisition and the execution of each Loan Document, will be Solvent. The Company shall deliver to the Bank, a certificate of the Chief Financial Officer of the Company to that effect on the Acquisition closing date. "Solvent" means when used with respect to the Company, that on a specified date: (a) the fair saleable value of the Company's assets is in excess of the total amount of its liabilities, including, without limitation, the reasonably expected amount of the Company's obligations with respect to contingent liabilities, (b) the present fair saleable value of the assets of the Company is not less than the amount that will be required to pay the probable liability of the Company on its debts as they become absolute and matured, (c) the Company does not intend to, and does not believe that it will, incur debts or liabilities beyond the Company's ability to pay as such debts and liabilities mature and (d) the Company is not engaged in business or a transaction, for which such Company's property would constitute an unreasonably small capital.

       3.13 Title to Properties: Each of the Company and the Guarantor have valid leases on or good and marketable title to their properties and assets including, in the case of the Company, the properties and assets reflected in the balance sheets described in Section 3.12 hereto. Such properties and assets of the Company and the Guarantor are not subject to any Lien except as reflected in the financial statements described in Section 3.12 hereto, or, in the case of the Guarantor, on Schedule 3.13 hereto, and are all the properties and assets necessary to the business of the Company and the Guarantor as presently conducted and as proposed to be conducted.

       3.14 Taxes: Except as set forth on Schedule 3.14 hereto, the Company and the Guarantor have filed or has obtained extensions for the filing of, all Federal, state and other tax returns which are required to be filed and have paid or will pay all taxes shown as due. All the tax liabilities of the Company and the Guarantor are adequately provided for as of the date hereof. Neither the Company nor the Guarantor has received any notice from the Internal Revenue Service or any other taxing authority proposing additional taxes.

       3.15 Default: No Default or Event of Default has occurred and is continuing, or will occur as the result of the consummation of the transactions contemplated hereby and neither the Company nor the Guarantor is in default in any material respect in the observance or performance of any of the covenants, terms or conditions of any agreement or instrument to which it is a party.

       3.16 No Burdensome Agreements: Neither the Company nor the Guarantor is a party to any agreement or instrument and neither the Company nor the Guarantor is subject to any Requirement of Law, or any restriction under its certificate of incorporation or by-laws which materially adversely affects the business, properties, assets, operations or financial condition of the Company or the Guarantor.

       3.17 ERISA: The Company, the Guarantor and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA, the violation of which would cause a Material Adverse Change. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under
Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer a Plan, nor has the PBGC instituted such proceedings; neither the Company, the Guarantor nor any

ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4202 of ERISA from a Multiemployer Plan; the Company and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Company, the Guarantor or any ERISA Affiliate to PBGC or the Plan under Title IV of ERISA; and neither the Company, the Guarantor nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

       3.18 Places of Business: As of the date hereof, the principal place of business and chief executive office of the Company and the Guarantor is the address set forth in Section 9.13, and the books and records of the Company and the Guarantor and all chattel paper and all records of account are located at the principal place of business and chief executive office of the Company.

       3.19 Absence of Certain Changes: Except as set forth on Schedule 3.19 hereto, neither the Company nor the Guarantor has, since the date of its formation, changed its name, operated or done business under any fictitious, trade or assumed name, been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person.

       3.20 Security Documents: (a) Each of the Company and the Guarantor owns, and has full authority to pledge, assign and grant to the Bank a security interest in, the Collateral. The provisions of each Security Agreement are effective to create in favor of the Bank a legal, valid and enforceable security interest in all right, title and interest of the Company and the Guarantor in the Collateral except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability (where enforcement is sought by proceedings in equity or law). The financing statements which have been filed in the offices of the jurisdictions listed on Schedule 3.20(a) hereto under the names set forth therein and the Security Agreements constitute and create a fully perfected first priority security interest in all right, title and interest of the Company and the Guarantor in the Collateral, superior in right to any other Liens, existing or future, which any Person may have against the Collateral, except for Liens, if any, permitted by Section 6.2(v) hereof.

              (b) Schedule 3.20(b) hereto contains a true and complete list and accurate description of all real property owned by the Company or the Guarantor, of all leasehold interests of the Company or the Guarantor in all real property leased by the Company or the Guarantor and of the leases related thereto including the landlord and owner of such real property and an accurate description of same.

       3.21 Environmental Matters: The Company and the Guarantor have complied in all material respects with all applicable Environmental Laws, including, without limitation, the financial responsibility requirements contained in CERCLA and any analogous state law. The Company does not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants in violation of any Environmental Law or any other applicable law. To the best knowledge of the Company and the Guarantor, there are no known conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Company or the Guarantor or tenants thereof which may give rise to any Environmental Liabilities. Except as set forth on Schedule 3.21 hereto, neither the Company nor the Guarantor is a party to, nor has the Company or the Guarantor received written notice or otherwise learned of any Environmental Proceeding against it, and neither the Company nor the Guarantor is subject to any threatened or actual Environmental Liability.

       3.22 Labor Matters: Neither the Company nor the Guarantor is engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending against the Company or the Guarantor or, to the best knowledge of the Company or the Guarantor, threatened against the Company or the Guarantor before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending against the Company or the Guarantor, or to the best of its knowledge, threatened against the Company or the Guarantor and (ii) no strike, labor dispute, slowdown or stoppage pending against the Company or the Guarantor or, to the best knowledge of the Company or the Guarantor, threatened against the Company or the Guarantor.

       3.23 Inventory and Records Locations: There is no jurisdiction in which the Company or the Guarantor has any assets other than those jurisdictions listed on Schedule 3.20(b) hereto and those jurisdictions in which assets are located on a temporary basis in the ordinary course of business.

       3.24 Intellectual Property: The Company and the Guarantor each possesses or has the right to use all franchises, copyrights, patents, trademarks, trademark rights, trade names rights, permits, licenses and other rights as are necessary for the conduct of its business as presently conducted and as proposed to be conducted. Schedule 3.24 hereto sets forth (a) all of the federal, state and foreign registrations of trademarks and of other marks, trade names or other trade rights of the Company and the Guarantor and all pending applications for any such registrations, (b) all of the patents and copyrights of the Company and the Guarantor and all pending applications therefor and (c) all other trademarks and other marks, trade names and other trade rights used by the Company or the Guarantor in connection with its business (collectively, the "Proprietary Rights"). The Company or the Guarantor, as applicable, is the owner of each of the trademarks listed on Schedule 3.24 hereto indicated as owned by them and no other person, firm, corporation or association has the right to use any of such marks in commerce. Each of the trademarks listed on Schedule 3.24 hereto is a federally registered trademark of the Company or the Guarantor, as applicable, having registration numbers and issue dates set forth on Schedule
3.24 hereto. The Proprietary Rights listed on Schedule 3.24 hereto are all those used in the business of the Company or the Guarantor, as applicable. No person has a right to receive any royalty or similar payment in respect of any such Proprietary Rights pursuant to any contractual arrangements entered into by the Company or the Guarantor, as applicable and no person otherwise has a right to receive any royalty or similar payment in respect of any such Proprietary Rights in excess in the aggregate of $250,000.00 in any fiscal year. Neither the Company nor the Guarantor has granted any license or sold or otherwise transferred any interest in any of the Proprietary Rights to any other Person. To the best of the Company's and the Guarantor's knowledge except as set forth on Schedule 3.24, the use of the Proprietary Rights by the Company and the Guarantor is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceedings have been instituted against or notices received by the Company or the Guarantor that are presently outstanding alleging that the use of their Proprietary Rights infringes upon or otherwise violates the rights of the Company or the Guarantor in any of the Proprietary Rights. All of the Proprietary Rights of the Company and the Guarantor are valid and enforceable rights of the Company and the Guarantor and will not cease to be valid and in full force and effect by reason of the execution and delivery of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

       3.25 Purchase Agreement: The Purchase Agreement, a true, correct and complete copy of which has heretofore been furnished to the Bank (including all schedules, exhibits, annexes, amendments and disclosure letters referred to therein and delivered pursuant thereto), has been duly executed and delivered by the parties thereto, and, on the date hereof, is and on the Acquisition closing date will be, in full force and effect in accordance with its terms. The representations and warranties of the Company and, to the knowledge of the Company, the representations and warranties of [Redacted] contained in the Purchase Agreement, are true and correct in all material respects as if made on and as of the date hereof; the Bank is entitled to rely on the representations and warranties were set forth in full herein. Each of the parties is in compliance with their respective covenants and agreement set forth in the Purchase Agreement.

       3.26 No Misrepresentations: No representation or warranty contained herein or in any of the other Loan Documents, and no document, certificate or report furnished or to be furnished by the Company or the Guarantor in connection with the transactions contemplated hereby and thereby, contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained not misleading in the light of the circumstances under which made.

               SECTION 4: CONDITIONS TO THE ADVANCES AND TERM LOAN

       4.1 Conditions to the Initial Advance: The obligation of the Bank to make the initial Advances hereunder is subject to compliance with the following conditions precedent to the satisfaction of the Bank:

              (a) Revolving Credit Note: There shall have been delivered to the Bank the Revolving Credit Note in proper form duly executed by the Company and payable to the order of the Bank in the form of Exhibit A annexed hereto with blanks appropriately completed.

              (b) Security Agreements: There shall have been delivered to the Bank continuing general security agreements of the Company and the Guarantor on the Bank's standard form (collectively, the "Security Agreements") covering the personal property of the Company and the Guarantor as set forth therein together with:

                     (i) security agreement questionnaires executed by the Company and the Guarantor,

                     (ii) landlord waivers executed by each landlord of any location at which the Company or the Guarantor has equipment or inventory,

                     (iii) UCC-1 financing statements filed in the appropriate jurisdictions executed by the Company or the Guarantor, as applicable, as debtor, and the Bank, as secured party, covering the Bank's security interest in all personal property of the Company and the Guarantor and UCC-3 amendments thereto, and

                     (iv) UCC searches in all appropriate jurisdictions for the Company and the Guarantor.

              (c) Borrowing Base Certificate: There shall have been delivered to the Bank the initial Borrowing Base Certificate.

              (d) Insurance: There shall have been delivered to the Bank true and correct copies of certificates of insurance, with a responsible insurance carrier having a rating by A.M. Bests of A or better acceptable to the Bank, listing the Bank as loss payee and providing 30 days' notice of cancellation.

              (e) Guarantee: There have been delivered to the Bank an unlimited continuing guarantee on the Bank's standard form (the "Guarantee") duly executed by the Guarantor.

              (f) Opinion of Counsel: There shall have been delivered to the Bank an opinion of counsel dated the date of this Agreement in all respects satisfactory to the Bank and its counsel.

              (g) Certified Copies and Other Documents: There shall have been delivered to the Bank such certificates and other documents relating to the Company and the Guarantor with respect to the matters herein contemplated as the Bank may request, including but not limited to:

                     (i) Certificates of good standing from the Secretary of State of Delaware and certificates of authority to do business from each other jurisdiction in which the Company or the Guarantor conducts business;

                     (ii) Certificates of incorporation certified by the Delaware Secretary of State;

                     (iii) An Officers' Certificate of the Company dated the date of this Agreement certifying, (x) true and correct copies of the by-laws of the Company as in effect on the date of adoption of the resolutions referred to in (y) of this subsection (iii), (y) true and correct copies of resolutions adopted by the board of directors of the Company (1) authorizing the borrowings from the Bank hereunder, the execution and delivery by the Company of this Agreement and the Loan Documents and the performance by the Company of its obligations under this Agreement and the Loan

Documents and the granting of the lien and security interest contemplated thereby, (2) approving forms in substantially execution form of this Agreement and the Loan Documents, and (3) authorizing officers of the Company to execute and deliver this Agreement and the Loan Documents and any related documents, and
(z) the incumbency and specimen signatures of the officers of the Company executing any documents delivered to the Bank by the Company in connection with the Loans.

                     (iv) An Officers' Certificate of the Guarantor dated the date of this Agreement certifying, (x) true and correct copies of the by-laws of the Guarantor as in effect on the date of adoption of the resolutions referred to in (y) of this subsection (iii), (y) true and correct copies of resolutions adopted by the board of directors of the Guarantor and consent of the shareholders of the Guarantor (1) authorizing the execution and delivery by the Guarantor of this Agreement and the Loan Documents and the performance by the Guarantor of its obligations under this Agreement and the Loan Documents and the granting of the lien and security interest contemplated thereby, (2) approving forms in substantially execution form of this Agreement and the Loan Documents, and (3) authorizing officers of the Guarantor to execute and deliver this Agreement and the Loan Documents and any related documents, and (z) the incumbency and specimen signatures of the officers of the Guarantor executing any documents delivered to the Bank by the Guarantor in connection with the Loans.

              (g) SWAP Documents: The Master Agreement between the Bank and the Company shall be in effect.

              (h) Fees and Expenses: The Company shall have paid the origination fee for the Advances of $35,000 and, in respect the Term Loan, $10,000 of the $40,000 origination fee and the reasonable fees and disbursements of the Bank's counsel.

              (i) Other Documents: The Bank shall have received such other documents as the Bank shall reasonably require.

       4.2    Conditions to use of Advances for the Acquisition and the Term
Loan: The obligation of the Bank to make any portion of the Advances available for the Acquisition and the Term Loan shall be subject to the further conditions precedent that on the date of such borrowing the following shall be satisfied:

              (a) Term Note: There shall have been delivered to the Bank the Term Note in proper form duly executed by the Company and payable to the order to the Bank in the form of Exhibit B annexed hereto with blanks appropriately completed.

              (b) Acquisition Documents: The Bank shall have received true and complete copies of all contracts, documents and agreements relating to the Acquisition (the "Acquisition Documents"), and evidence that, except for the payment of that portion of the purchase price to be funded by the proceeds of any Advance and the Term Loan, the Acquisition is being completed in accordance with the terms of the Purchase Agreement and the Acquisition Documents previously furnished and that no condition or material obligation on the part of [Redacted] has been waived.

              (c) Solvency Certificate: The Bank shall have received the certificate of the Chief Financial Officer of the Company referred to in Section 3.12(b) hereof.

              (d) Fee: The Bank shall have received payment of the remaining $30,000 of the Term Loan origination fee.

              (e) Other Documents: Such other approvals, opinions, or documents as the Bank or its counsel may reasonably request with respect to the Acquisition.

       4.3 Condition to All Loans and Letters of Credit: The obligation of the Bank to make each subsequent Loan hereunder and to issue any Letter of Credit is subject to:

              (a) Compliance Certificate: Receipt by the Bank of a certificate, dated the date of each Loan, to the effect that:

                     (i) each of the Company and the Guarantor have complied with all the terms, covenants and conditions of this Agreement and the Loan Documents to which it is a party;

                     (ii)   there exists no Default or Event of Default; and

                     (iii)  the representations and warranties contained in
Section 3 hereof are true and correct, on the proposed borrowing date, both prior and after giving effect to the requested Loan.

              (b) Material Adverse Change: Neither the Company nor the Guarantor shall have had a Material Adverse Change since the later of the date of this Agreement or the last borrowing date hereunder.

       4.4 Approval of Bank's Counsel: All of the documentation specified in Sections 4.1 through 4.3 shall be in form and substance satisfactory to the Bank and their counsel and all legal matters incident to the Loans hereunder shall be satisfactory to counsel to the Bank.

                        SECTION 5: AFFIRMATIVE COVENANTS

       The Company and the Guarantor each covenants and agrees that, so long as the Revolving Credit Commitment remains in effect, either Note remains outstanding and unpaid or any other amount is owing to the Bank hereunder and until the fulfillment of all obligations hereunder, it will:

       5.1    Information: Furnish to the Bank or cause to be furnished to the
Bank:

                  (1) Within 120 days after the end of each fiscal year, the Company's Form 10-K and the consolidated and consolidating financial statements of the Company and the Guarantor as of the end of such fiscal year, which statements shall consist of a consolidated and consolidating balance sheet and related consolidated and consolidating statements of income, retained earnings and cash flows, all in such reasonable detail as the Bank may request and prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and audited by a firm of independent certified public accountants selected by the Company and acceptable to the Bank and promptly upon receipt thereof, copies of any reports submitted to the Company by such independent certified public accountants in connection with the audit and examination of such financial statements made by such accountants, including but not limited to any management letter.

                  (2) Within 60 days after the end of the first six month period of each fiscal year, the Company's Form 10-Q and the consolidated and consolidating financial statements of the Company and the Guarantor as of the end of such period, which statements shall consist of a consolidated and consolidating balance sheet, and related consolidated and consolidating statements of income, retained earnings and cash flows, all in such reasonable detail as the Bank may request, prepared in accordance with GAAP, consistently applied, and reviewed by a firm of independent certified public accountants selected by the Company and acceptable to the Bank.

                  (3) Promptly after filing with the Securities and Exchange Commission or any other Governmental Authority succeeding to the functions thereof, all other regular, periodic and special reports as well as any registration statements of the Company.

                  (4) Concurrently with their distribution to stockholders of the Company, copies of all proxy statements, financial statements and reports which the Company sends to its stockholders.

                  (5) An Accounts aging summary for the Company and the Guarantor accompanied by a Borrowing Base Certificate indicating a computation of the Borrowing Base monthly (not later than twenty (20) days after the last day of each month) covering the period ending on the last day of the immediately preceding month.

                  (6) At the time it delivers each of the financial statements described in (i) and (ii) above, a certificate of the Company's chief financial officer demonstrating compliance with the Financial Covenants below and stating that, except as disclosed in such certificate, the person making such certificate has no knowledge of any default or event of default.

                  (7) Prompt written notice if: (i) any obligation (other than an obligation under this Agreement) of the Company or the Guarantor for borrowed money or for the deferred purchase price of any property is declared or shall become due and payable prior to its stated maturity, (ii) the holder of any note (other than the Notes), or other evidence of Debt, certificate or security evidencing any such obligation, has the right to declare such obligation due and payable prior to its stated maturity, or (iii) to the knowledge of any officer of the Company or the Guarantor there shall occur and be continuing a Default or an Event of Default hereunder.

                  (8) Prompt written notice of: (i) any citation, summons, subpoena, order to show cause or other order naming the Company or the Guarantor a party to any proceeding before any Governmental Authority which if adversely determined would have a material adverse effect on the business, financial condition or operations of the Company or the Guarantor, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other order, (ii) any lapse or other termination of a license, permit or other authorization issued to the Company or the Guarantor by any Governmental Authority or Person, which lapse or other termination would have a material adverse effect on the property, business, profits or conditions (financial or otherwise) of the Company or the Guarantor, (iii) any refusal by any Governmental Authority or Person to renew or extend such license, permit or other authorization, and (iv) any suit between the Company, the Guarantor and any Governmental Authority or Person or formal demand made upon the Company or the Guarantor by any Governmental Authority or Person which if adversely determined would cause a Material Adverse Change.

                  (9) Prompt written notice in the event that (i) the Company or the Guarantor shall fail to make any payment when due and payable under any Plan or (ii) the Company or the Guarantor shall receive notice from the Internal Revenue Service or the Department of Labor that it shall have failed to meet the minimum funding requirements of any Plan, and include therewith a copy of such notice.

                  (10) Copies of any request for a waiver of the funding standards or any extension of the amortization periods required by Sections 303 and 304 of ERISA, or Section 402 of the Code, promptly after any such request is submitted to the Department of Labor or the Internal Revenue Service, as the case may be.

                  (11) Promptly after a Reportable Event occurs which may result in a termination of a Plan, or the Company or the Guarantor receives notice that the PBGC has instituted or intends to institute proceedings under
Section 4042 of ERISA to terminate a Plan, a copy of any notice of such Reportable Event which is filed with the PBGC, or any notice delivered by the PBGC evidencing its institution of such proceedings or its intent to institute such proceedings, or any notice to the PBGC that a Plan is to be terminated, as the case may be.

                  (12) Promptly upon becoming aware of the occurrence of any Prohibited Transaction in connection with any Plan, a written notice specifying the nature thereof, what action the Company or the Guarantor is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto.

                  (13) Promptly after the filing thereof, copies of each annual report required to be filed pursuant to Section 103 of ERISA and copies of any other reports required to be filed with respect to any Plan.

                  (14) At the time any officer of the Company or the Guarantor obtains knowledge of any Default, the Company shall furnish to the Bank a certificate of the chief financial officer of the

Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto.

                  (15) Promptly upon request therefor, such other information and reports relating to the financial condition and operations of the Company or the Guarantor as the Bank at any time or from time to time may reasonably request.

          5.2 Existence: Preserve and maintain its corporate existence and their rights, privileges and franchises.

          5.3 Payment of Obligations: Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits, or upon any property belonging to it, prior to the date upon which penalties attach thereto.

          5.4 Insurance: Maintain insurance, at all times throughout the term of this Agreement, on its property with responsible insurance carriers having a rating by A.M. Bests of A or better acceptable to the Bank licensed to do business in the State of New York and in each jurisdiction in which the Company and the Guarantor conducts business against such risks, loss, damage and liability (including liability to third parties) and in such amounts as is customarily maintained by similar businesses, including, without limitation, public liability and workers' compensation insurance, each such policy which shall name the Bank as additional insured and loss payee as its interests may appear and which shall require thirty (30) days prior notice to the Bank of cancellation or termination thereof and will file with the Bank within ten (10) days after request therefor a detailed list of such insurance then in effect, stating the names of the carriers thereof, the policy numbers, the insureds thereunder, the amounts of insurance, dates of expiration thereof and the property and risks covered thereby, together with a certificate of a duly authorized officer of the Company certifying that in the opinion of the management of the Company such insurance is adequate in nature and amount, complies with the obligations of the Company and the Guarantor under this Section, and is in full force and effect.

          5.5 Payment of Indebtedness and Performance of Obligations: Pay and discharge promptly all lawful claims for labor, materials and supplies or otherwise which, if unpaid, would cause a Material Adverse Change.

          5.6 Condition of Property: At all times, maintain, protect and keep in good repair, working order and condition, all property of the Company and the Guarantor used or required in connection with the proper conduct of the Company's or Guarantor's business, ordinary wear and tear excepted.

          5.7 Observance of Legal Requirements: Observe and comply in all respects with all laws (including but not limited to ERISA), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities which now or at any time thereafter may be applicable to the Company or the Guarantor, a violation of which would have a material adverse effect on the property, business, profits or conditions (financial or otherwise) of the Company or the Guarantor.

          5.8 Books and Records; Field Audit: Keep proper books of record and account in accordance with GAAP and permit the Bank or its duly authorized agents upon reasonable notice during normal business hours to examine its books and records and to conduct field audits. The cost of any one field audit in each fiscal year (a "Regular Field Audit") shall be for the account of the Company, provided however, if there is an occurrence of a Default or an Event of Default, the Bank may conduct any number of such field audits as it deems necessary at the Company's cost and expense. "Default" shall mean any of the Events of Default, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          5.9 Financial Requirements: Maintain at all times during this Agreement, or at the times indicated below, the following financial requirements for the Company and the Guarantor on a consolidated basis:

                  (a) A minimum Quick Ratio, as hereinafter defined, of at least 1.1:1.0 as at the end of each fiscal quarter. "Quick Ratio" shall mean the quotient equal to (a) the aggregate of (i) cash and currency on hand and on deposits, demand deposits, and checks held, plus (ii) short term, highly liquid investments that are readily convertible to known amounts of cash, plus (iii) marketable securities, plus (iv) Accounts less allowances for doubtful Accounts divided by (b) Total Current Liabilities.

                  (b) A maximum ratio of Funded Debt, as hereinafter defined, to EBITDA of no greater than 2.0:1.0 as at the end of each fiscal quarter of each fiscal year for the four quarter period ended as at the end of such fiscal quarter. "Funded Debt" shall mean indebtedness for borrowed money, capital leases, notes payable and indebtedness for the deferred purchase price of property or indebtedness secured by a Lien and each case by its terms matures one year from or is renewable or extendable at the option of the debtor to a date more than one year from the date of creation.

                  (c) A minimum Tangible Net Worth of at least $15,000,000.00 as at July 31, 2002 ("Base TNW") and as at October 31, 2002 and as at the end of each quarter thereafter an amount equal to the Base TNW increased by an amount equal to 75% of the net income of the Company for the prior fiscal quarter(s) since July 31, 2002.

                  (d) A minimum Debt Service Coverage Ratio, as hereinafter defined, of at least 1.5:1.0 as at the end of each quarter of each fiscal year for the four quarter period ended as at the end of such fiscal quarter. "Debt Service Coverage Ratio" shall mean (a) EBITDA minus total capital expenditures minus dividends minus cash taxes divided by (b) the current portion of long term debt plus Interest Expense.

          5.10 New Subsidiaries: Cause any Subsidiary formed after the date of this Agreement to become a guarantor of all debts and obligations of the Company under this Agreement and cause such Subsidiary to execute an agreement, in form satisfactory to the Bank, subjecting it to the affirmative and negative covenants contained in this Agreement and a Security Agreement together with related security agreement questionnaires and UCC-1 financing statements.

          5.11 Environmental Compliance: Operate all property owned or leased by it such that no Environmental Liability shall arise or continue to exist under any Environmental Law.

                          SECTION 6: NEGATIVE COVENANTS

          The Company and the Guarantor each covenants and agrees that, so long as the Revolving Credit Commitment remains in effect, either Note remains outstanding and unpaid, or any other amount is owing to the Bank hereunder, and until the fulfillment of all obligations hereunder, neither the Company nor the Guarantor shall:

          6.1 Debt: Create, incur, assume or suffer to exist any Debt or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except for (i) Debt to the Bank, (ii) Debt not exceeding Three Million and 00/100 ($3,000,000.00) Dollars per fiscal year under Capitalized Lease Obligations or secured by purchase money liens and security interests permitted by Section 6.2(v) hereof, (iii) Debt listed on Schedule 6.1 hereto, which Debt shall not be amended or modified or the obligations of the Company or the Guarantor thereunder increased, without the prior written consent of the Bank, (iv) accounts payable to trade creditors in the ordinary course of business which are not overdue beyond such period as is commercially reasonable for the Company's and the Guarantor's business and
(v) Debt not otherwise indicated in the subheadings above not to exceed Five Hundred Thousand and 00/100 ($500,000.00) in the aggregate at any one time outstanding.

          6.2 Limitation on Liens: Create, incur, assume or suffer to exist any Lien upon, or any security interest in, any of its property or assets, whether now owned or hereafter acquired, except (i) liens securing Debt permitted under Section 6.1(i); (ii) liens for taxes or assessments or other governmental charges or levies if not yet due and payable; (iii) liens imposed by law, such as mechanic's, materialman's, landlord's, warehouseman's and carrier's liens, and other similar liens securing obligations in the ordinary course of business which are not past due more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained; (iv) liens, pledges or deposits under workers' compensation, unemployment insurance, social security or similar legislation; and (v) purchase money liens, or security interests on any property hereafter acquired incurred in connection with any conditional sale or other title retention agreement or a financing lease provided that any property subject to any of the foregoing is acquired by the Company or the Guarantor in the ordinary course of its business as heretofore conducted and the lien or security interest on any such property attaches to such asset concurrently or within thirty (30) days after the acquisition thereof and that each such lien, encumbrance and security interest shall attach only to the property so acquired or a lien or security interest incurred in connection with any Capitalized Lease Obligation and the total obligations secured by all such liens and security interests shall not exceed the limit set forth in Section 6.1(ii) hereof.

          6.3 Merger, Consolidation and Acquisition of Assets: Merge into or consolidate with any other Person or permit any other Person to merge into it, or acquire all or substantially all the properties or assets of any other Person or become a partner of or venturer with any other Person without the Bank's written consent, which consent will not be unreasonably withheld or delayed except that the Guarantor or any Subsidiary may merge into or transfer assets to the Company.

          6.4 Sale, Transfer and Lease of Assets: Sell, transfer, lease or otherwise dispose of all or any part of its assets or property, except for inventory sold in the ordinary course of business and except for the sale or other disposition of assets no longer used or useful in the conduct of its business.

          6.5     Contingent Liabilities: Except for the guarantees listed on
Schedule 6.5 hereto, assume, guarantee, endorse, sell with recourse, contingently agree to purchase, discount, or otherwise become or remain liable with respect to any Debt, obligation or other liability of any other Person, or enter into any agreement for the purchase or other acquisition of any products, materials or supplies, or for transportation or for the payment for services, if in any such case payment therefor is to be made regardless of the non-delivery of the products, materials or supplies or the non-furnishing of the transportation or service except for the endorsement of negotiable instruments in the ordinary course of business.

          6.6 Investments; Loans: Purchase, acquire, exercise an option to purchase or acquire, or own the assets, obligations, stock or any other interest of or in, or make loans or advances to, or investments in, any Person, whatsoever except for (i) obligations issued or guaranteed by the United States of America or securities issued by agencies or instrumentalities of the United States having maturities of three years or less from the date of acquisition;
(ii) prime commercial paper of any domestic corporation; (iii) certificates of deposit, time deposits and money market deposit accounts of any domestic commercial bank which has capital and surplus in excess of $100,000,000.00 having maturities of three years or less from the date of acquisition; (iv) short-term repurchase agreements with any domestic bank which has capital and surplus in excess of $100,000,000.00; (v) shares of any domestic investment company whose investment portfolio consists exclusively of the obligations of the type listed in clause (i) - (iv) above; (vi) investment in the Guarantor;
(vii) real property listed on Schedule 3.20(b); and (viii) in addition to the investments set forth above, investments not to exceed $500,000.00 at any time in the aggregate.

          6.7 Sale or Discount of Receivables: Discount or sell with recourse, or sell for less than the face value thereof, any of its notes receivable or accounts receivable except (i) in settlement of bad debts in the ordinary course of business and (ii) for discounts or adjustments reflected in the Company's or the Guarantor's books and records on the same basis and in accordance with the usual customary practices of the Company as they exist on the date of this Agreement.

          6.8 Nature of Business: Change the general nature of its business or the general manner of conducting its business.

          6.9 Capital Expenditures; Capitalized Leases. Expend in excess of $3,000,000.00, in the aggregate in any fiscal year for Capital Expenditures including payments made on account of Capitalized Leases. For purposes of the foregoing, Capital Expenditures shall include payments made on account of any deferred purchase price or on account of any indebtedness incurred to finance any such purchase price but, in the fiscal year ended April 30, 2003, shall exclude the cost of any assets acquired pursuant to the Purchase Agreement.

          6.10 Sale and Leaseback: Directly or indirectly enter into any arrangement whereby the Company or the Guarantor shall sell or transfer any property then owned by it and shall thereafter rent or lease the property so sold or transferred.

          6.11 Dividends and Purchase of Stock: Declare any dividends either in cash or property (other than dividends payable in capital Stock of the Company or the Guarantor) on any shares of any class of its capital Stock or apply any of its property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of the Company or the Guarantor except that the Company may purchase or redeem shares of its common stock for a maximum aggregate annual amount of $1,000,000.00 and except that the Guarantor may pay dividends to the Company.

          6.12 No Lien Senior to or Equal to Loan Documents: Create or cause to be created any lien or charge on any property subject to the security interests of the Loan Documents which is superior or equal to the liens or security interests of the Loan Documents.

          6.13 Transactions with Affiliates: Except in the ordinary course of and pursuant to the reasonable requirements of the Company's or the Guarantor's business and upon fair and reasonable terms no less favorable to the Company or the Guarantor than would obtain in a comparable arm's length transaction with a Person not an Affiliate, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate.

          6.14 Change of Management: Permit David Seltzer at any time to not be active on a substantially full time basis in the affairs of the Company by maintaining the position of President or Chief Executive Officer or its equivalent.

          6.15 Changes: Change its name without giving at least ten (10) Business Days prior notice thereof to the Bank, make any material change in its business, or in the nature of its operations, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or, without the prior written consent of the Bank, convey, sell, assign, lease or otherwise dispose of, voluntarily or involuntarily, in one transaction or a series of transactions, all or (except as permitted by Section 6.4) any part of its business or property or assets, whether now owned or hereafter acquired (including, without limitation, receivables and leasehold interests, other than as permitted or required herein).

          6.16 Further Purchase Transactions/Acquisitions. Other than the Acquisition, make or effectuate any agreement to acquire the assets, stock or ownership interests of any Person in a transaction which would cause the Company is to have paid cash consideration on a cumulative basis in excess of $5,000,000 during the Revolving Credit Commitment Period.

                          SECTION 7: EVENTS OF DEFAULT

        7.1 Events of Default: "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any agreement, decree or order of any court or any order, rule or regulation of any administrative or Governmental Authority):

             (a) Default in the payment of the principal of or interest on a Note or in the payment of any amount payable pursuant to Sections 2.11, 2.12 or 2.13; or

             (b) Any representation or warranty made by the Company or the Guarantor herein or any statement or representation made in any certificate, report or opinion delivered pursuant hereto shall prove to have been incorrect in any material respect when made; or

             (c) Default in the due observance or performance of any covenant, condition or agreement to be observed or performed pursuant to Section 5.2,
Section 5.9 or Section 6 hereof; or

             (d) Default in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant hereto (other than a covenant, condition or agreement a default in the performance of which or a breach of which is elsewhere in this Section specifically dealt with) and such default shall remain unremedied for thirty (30) consecutive calendar days after written notice shall have been given by the Bank; or

             (e) Entry of a decree or order by a court having jurisdiction in the premises adjudging the Company or the Guarantor a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or the Guarantor under the Federal Bankruptcy Code or any other applicable Federal or state law, or appointing a receiver, liquidator, assignee, trustee, (or other similar official) of the Company or the Guarantor or of any substantial part of their properties, or ordering the winding up or liquidation of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of forty-five (45) consecutive days; or

             (f) The Company or the Guarantor shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator of the Company or the Guarantor or any of their properties or assets; (ii) admit in writing its inability to pay its debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated a bankrupt or insolvent; or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or if corporate action shall be taken by the Company or the Guarantor for the purpose of effecting any of the foregoing; or

             (g) Rendering against the Company or the Guarantor of a final judgment, decree or order for the payment of money in excess of Five Hundred Thousand and 00/100 ($500,000.00) Dollars and the continuance of such judgment, decree or order unsatisfied and in effect for a period of thirty (30) consecutive days without a stay of execution; or

             (h) The Company or the Guarantor shall default in any payment of principal of or interest on any Debt or obligation for borrowed money (other than the Notes) or for the deferred purchase price of property which Debt, obligation or purchase price exceeds the principal amount of Five Hundred Thousand and 00/100 ($500,000.00) Dollars or defaults in the performance of any other agreement, term or condition contained in any such obligation or in any agreement relating thereto, if the effect of such default is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity; or

             (i) Any of the following events occur or exist with respect to the Company, the Guarantor or an ERISA Affiliate: (1) any Prohibited Transaction involving any Plan, (2) any Reportable Event shall occur with respect to any Plan, (3) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan, (4) any event or circumstance exists which might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings, or (5) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency or termination of any Multiemployer Plan, and in each case above, such event or condition, together with all other events or conditions, if any, could in the opinion of the Bank subject the Company, the Guarantor or an ERISA Affiliate to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC or otherwise (or a combination thereof) which in the aggregate exceed or may exceed One Hundred Fifty Thousand and 00/100 ($150,000.00) Dollars.

             (j) Any Loan Document shall cease to be in full force and effect, a default shall occur thereunder or the Company or the Guarantor shall assert that it has no further obligation to the Bank thereunder; or

             (k) A Material Adverse Change shall have occurred.

Then, upon the happening of any of the foregoing Events of Default, the obligation of the Bank to make further Loans or to issue Letters of Credit shall terminate, the principal of and accrued interest on the Notes shall become and be immediately due and payable upon declaration to that effect delivered by the Bank to the Company; provided, that, upon the happening of any event specified in subsections (e) or (f) of this Section 7.1, the obligation of the Bank to make further Loans or to issue Letters of Credit shall terminate and the Notes shall be immediately due and payable without declaration or other notice to the Company and the Company expressly waives any presentment, demand, protest or other notice of any kind.

        7.2 Remedies on Default: Upon the occurrence and continuance of an Event of Default, the Bank may proceed to enforce its rights whether by suit in equity or by action at law, whether for specific performance of any covenant or agreement contained in this Agreement or any Loan Document, or in aid of the exercise of any power granted in either this Agreement or any Loan Document or proceed to obtain judgment or any other relief whatsoever appropriate to the enforcement of its rights, or proceed to enforce any other legal or equitable right which the Bank may have by reason of the occurrence of any Event of Default hereunder or under any Loan Document, including without limitation the remedies of a secured creditor under the Uniform Commercial Code. Any amounts collected pursuant to action taken under this Section 7.2 shall be paid to the Bank and applied to the payment of, first, any costs incurred by the Bank in taking such action, second, to payment of the accrued interest on and unpaid principal of the Notes and any balance remaining after such payments shall be paid to the Company.

        If one or more Events of Default shall occur, the Bank shall have the right, in addition to all other rights and remedies available to it, to set off against the unpaid balance of the Notes any debt owing to the Company by the Bank, including without limitation, any funds in any deposit account maintained by the Company with the Bank, and nothing in this Agreement shall be deemed any waiver or prohibition of the Bank's right of banker's lien or set-off.

        With respect to Letters of Credit that shall not have matured or with respect to which presentment for honor shall not have occurred, the Company shall deposit in a cash collateral account maintained with the Bank an amount equal to the aggregate undrawn amount of Letters of Credit and the unused portion thereof, if any, shall be returned to the Company after the respective expiry dates of the Letters of Credit and after all obligations of the Company hereunder and under the Loan Documents are paid in full.

                         SECTION 8: COLLATERAL SECURITY

        8.1 Collateral Security. The payment of any and all sums owing under the Loan Documents, the Company's obligations under Master Agreement as set forth in
Section 2.17 hereof and all other obligations, direct or contingent, joint, several or independent, of the Company now or hereafter existing due or to become due to, or held or to be held by the Bank, whether created directly or acquired by assignment or otherwise including, without limitation, any arising under this Agreement (all of such obligations being hereinafter collectively called the "Obligations"), are secured by and the Company and the Guarantor each hereby grants to the Bank, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of FleetBoston Financial Corporation, its successors and assigns, or in transit to any of them. At any time, without demand or notice, the Bank may set off the same or any part thereof and apply the same to any liability or obligation of Company or the Guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Loans. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER

COLLATERAL WHICH SECURES THE TERM LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANY OR THE GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

        8.2 Additional Collateral Security. In addition to the collateral described in Section 8.1 hereof, payment of the Obligations is also secured by
(a) a first priority security interest in all personal property of the Company and the Guarantor, whether now owned or hereafter acquired, to the extent provided in the Security Agreements executed and delivered by the Company and the Guarantor to the Bank and (b) all right, title and interest of the Company in and to the Master Agreement and each transaction entered into thereunder including, without limitation, all amounts payable or deliverable thereunder and all proceeds of the foregoing in whatever form received, in each case whether now owned or hereafter acquired.

                            SECTION 9: MISCELLANEOUS

        9.1 Consents to Amendments: This Agreement may be amended and the Company and the Guarantor may take any action prohibited, or omit to perform any act required to be performed by it, if the Company shall first obtain the Bank's written consent to such amendment, action or omission to act.

        9.2 Survival of Representations: All representations, warranties, covenants and agreements made by the Company and the Guarantor in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

        9.3 Successors and Assigns: All covenants and agreements herein shall bind and inure to the benefit of the respective successors and assigns of the parties hereto, provided neither the Company nor the Guarantor may transfer or assign any of its rights or interests hereunder without the specific written consent of the Bank.

        9.4 Liability in Acting: In connection with this Agreement and the Loans, the Bank will be protected in acting upon any notice, request, consent, certificate, agreement, writing, signature, resolution, application or other paper or document believed by it to be genuine and to have been signed, executed, passed, presented or delivered by the proper party or parties.

        9.5 The Bank's Rights Not Waived; Cumulative Rights: Wherever in this Agreement or in any other manner an option, power or right is granted the Bank, it may be exercised without notice to the Company or the Guarantor, except as in this Agreement specifically provided. Each and every right and remedy granted to the Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of the Bank to exercise, or delay in exercising, any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Bank of any right or remedy preclude any other or future exercise thereof or the exercise of any other right or remedy. No delay, omission or failure to act on the part of the Bank in exercising any option, power or right, shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude the other, later or further exercise thereof or the exercise of any other power or right.

        9.6 Expenses: The Company shall pay on demand all expenses of Bank in connection with the preparation, administration, default, collection, waiver or amendment of loan terms, or in connection with Bank's exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, the reasonable fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any collateral therefor, and the amount of all such expenses shall, until paid bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral. The obligations of the Company under this Section 9.6 with respect to all costs and expenses so arising prior to or in connection with the payment in full of the Notes and the discharge of the Liens securing the same shall continue in full force and effect, and shall survive the termination of this Agreement, notwithstanding the payment of the Notes (or any evidence of Debt hereafter issued in exchange or substitution therefor) or any disposition thereof by the Bank.

        9.7 Other Agreements: The rights and remedies granted to the Bank by the Company and the Guarantor hereunder are cumulative and in addition to the rights granted by every other agreement which the Company or the Guarantor at any time executes and delivers to the Bank, and no such agreement shall be read or construed to limit, restrict or otherwise modify in any way the rights given hereby, except as the intent to limit is expressly set forth in such agreement and likewise no provision of this Agreement shall be deemed to limit, restrict or otherwise modify in any way any rights or remedies granted to the Bank by other agreements by the Company or the Guarantor. All agreements herein contained and contained in any such other written agreement, whether typed or otherwise, shall be fully effective and fully enforceable in favor of the Bank and against the Company and the Guarantor, except that if there by a conflict in the provisions of such agreements with this Agreement, the agreement requiring the higher or greater degree of performance shall prevail, and if there are similar but not identical provisions, such agreements and this Agreement shall be read and interpreted separately and the Company and the Guarantor shall comply with all such provisions.

        9.8 Repayment: The Company hereby covenants and agrees to repay to the Bank its obligations hereunder, both principal and interest, as and when the same shall become due and payable, and faithfully to perform every term, condition and covenant of this Agreement and of any instrument evidencing such obligation, and every other agreement securing or relating to the same.

        9.9 Judicial Proceedings: (a) Venue: Any judicial proceeding brought against the Company or the Guarantor with respect to this Agreement, any other Loan Document or any property of the Company or the Guarantor, may be brought in any court of competent jurisdiction located in the State of New York. By execution and delivery of this Agreement, the Company and the Guarantor each accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment thereby in connection therewith.

             (b) Waiver of Counterclaim: The Company and the Guarantor each irrevocably waives any objection it may now or hereafter have as to the venue of any suit, action or proceeding with respect to this Agreement or any other Loan Document or any property of the Company or the Guarantor brought in a court located in the State of New York or any claim that such court is an inconvenient forum. The Company and the Guarantor each further hereby waives the right to interpose any counterclaim.

             (c) Proceedings by Company or Guarantor against the Bank: Any judicial proceeding by the Company or the Guarantor against the Bank involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement or any other Loan Document, shall be brought only in a court located in the counties of Nassau or Suffolk, State of New York.

        9.10 Entire Agreement: This Agreement is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument describing such amendment or modification executed by the Company, the Guarantor and the Bank.

        9.11 Further Assurances: The Company and the Guarantor each agrees at any time and from time to time at its expense, upon request of the Bank, to promptly execute, deliver, or obtain or cause to be executed, delivered or obtained any and all further instruments and documents and to take or cause to be taken all such other action as the Bank may deem reasonably desirable in obtaining the full benefits of, or in preserving the liens and/or security interests of the Loan Documents.

        9.12 Headings: The headings herein are for convenience only and shall not limit or affect the meaning or construction of the provisions herein.

        9.13 Notices: Notices and consents provided herein shall be in writing and shall be given to the other party by overnight mail, personal delivery or certified mail, return receipt requested, in a prepaid wrapper directed to the other party at its address stated below or such other address as from time to time designated in writing by one party to the other:

             (a)  if to the Company:  Hi-Tech Pharmacal Co., Inc.
                                      369 Bayview Avenue
                                      Amityville, New York 1701
                                      Attn: Mr. David Seltzer

                                    President

             (b)   if to the Guarantor:   [Redacted]
                                          369 Bayview Avenue
                                          Amityville, New York 1701
                                          Attn:  Mr. David Seltzer
                                                 President


             (b)   if to the Bank:        Fleet National Bank
                                          300 Broad Hollow Road
                                          Melville, New York 11747
                                          Attn:  Ms. Patricia A. Calcado
                                                 Vice President

Any notice, request, consent, demand, waiver or communication given in accordance with the provisions of this Section 9.13 shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at its address specified above, or, if sent by mail, on the third Business Day after the day when deposited in the mail, postage prepaid, and addressed to such party at such address, provided that notices of change of address shall be deemed to be effective when actually received.

     9.14 Authority to Disclose: All Federal, state, municipal and other authorities (including the United States Treasury Department and the Internal Revenue Service) and all banks, trust companies and other banking or financial corporations, and organizations and all accountants, auditors, appraisers and examiners with which or whom the Company or the Guarantor has heretofore, now has or hereafter may have banking or professional relations, are hereby irrevocably authorized and directed to permit representatives of the Bank to have full access during regular business hours and from time to time upon reasonable request to make copies of and extracts from all reports, examinations, audits, appraisals, and returns by or with respect to the Company or the Guarantor and all information concerning the Company and the Guarantor from time to time contained in their files and records. The Bank shall hold information so obtained in confidence in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices except that it may disclose such information as it may be required by law to disclose with notice to the Company if permitted by law and the Bank's policy.

     9.15 Severability: In the event that any one or more of the provisions of this Agreement or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

       9.16 Counterparts: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

       9.17 Right of Set-off: The Company and the Guarantor each hereby grants to the Bank, a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Bank, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of FleetBoston Financial Corporation, its successors and assigns, or in transit to any of them. At any time after an event of default, without demand or notice, the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Company or the Guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Loans. ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE COMPANY OR THE GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

       9.18 Pledge to Federal Reserve Bank: The Bank may at any time pledge all or any portion of its rights under the Loan Documents including any portion of the promissory note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Loan Documents.

       9.19 Loan Sales: The Bank shall have the unrestricted right at any time or from time to time, and without the Company's or any Guarantor's consent, to assign all or any portion of its rights and obligations hereunder to one or more banks or other financial institutions (each, an "Assignee"), and the Company and each Guarantor agree that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection herewith as the Bank shall deem necessary to effect the foregoing. In addition, at the request of the Bank and any such Assignee, the Company shall issue one or more new promissory notes, as applicable, to any such Assignee and, if the Bank has retained any of its rights and obligations hereunder following such assignment, to the Bank, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the Bank prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and the Bank after giving effect to such assignment. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by the Bank in connection with such assignment, and the payment by Assignee of the purchase price agreed to by the Bank, and such Assignee, such Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Bank hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by the Bank pursuant to the assignment documentation between the Bank and such Assignee, and the Bank shall be released from its obligations hereunder and thereunder to a corresponding extent. The Bank may furnish any information concerning Company in its possession from time to time to prospective Assignees, provided that the Bank shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information.

       9.20 Participations: The Bank shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Company, to grant to one or more banks or other financial institutions (each, a "Participant") participating interests in the Bank's obligation to lend hereunder and/or any or all of the loans held by the Bank hereunder. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Company, the Bank shall remain responsible for the performance of its obligations hereunder and the Company shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations hereunder. The Bank may furnish any information concerning the Company in its possession from time to time to prospective Participants, provided that the Bank shall require any such prospective Participant to agree in writing to maintain the confidentiality of such information.

       9.20 Lost Documents: Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of a Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note or other security document, the Company will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and otherwise of like tenor.

                    SECTION 10: WAIVER OF RIGHT TO JURY TRIAL

       COMPANY AND BANK MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY) INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF BANK RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. COMPANY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE BANK TO ACCEPT THIS AGREEMENT AND MAKE THE LOAN.

                            SECTION 11: GOVERNING LAW

       The validity, interpretation and enforcement of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the year and date first above written.

                                                 HI-TECH PHARMACAL CO., INC.


                                                 By: /s/ David Seltzer
                                                     ---------------------------
                                                     David Seltzer
                                                     President


                                                 [REDACTED]


                                                 By: /s/ David Seltzer
                                                     ---------------------------
                                                     David Seltzer
                                                     President


                                                 FLEET NATIONAL BANK


                                                 By: /s/ Richard B. Martin
                                                     ---------------------------
                                                     Richard B. Martin
                                                     Assistant Vice President